Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Planet Communications, Media	917.837.5866

NEURALSTEM  COMPLETES $10 MILLION REGISTERED DIRECT OFFERING

Financing Solidifies Clinical Platform Into 2012

ROCKVILLE, Maryland, June 30, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it has completed its previously announced registered direct offering of $10 million of units to institutional investors. The units were priced at $2.80 and consisted of: (i) one share of common stock, and (ii) ¾ common stock purchase warrant.  The warrants have an exercise price of $3.25 and a term of three years. Net proceeds from this offering, after deducting placement agent fees and other offering expenses, total approximately $9.2 million. All of the securities were offered pursuant to an effective shelf registration statement.

Neuralstem intends to use the net proceeds from the offering for working capital and general corporate purposes.

“This offering will provide funding of pre-clinical work and planned clinical programs for both our rapidly advancing biotherapeutics and pharmaceutical initiatives, which   makes this is an important and timely raise for us,” said Neuralstem President & CEO, Richard Garr. “These funds, combined with our expected second quarter ending cash position of approximately $5 million, meet our budget and support our aggressive clinical plans into 2012.”

Dr. Karl Johe, Neuralstem’s Chairman and Chief Scientific Officer provided an update on Neuralstem’s programs, “Our ongoing spinal cord stem cell trial for Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease, is approaching the completion of treatment of the late-stage ALS cohort, with our sixth patient planned for a mid-July transplant. The trial is expected to commence into treating the mid-stage ALS cohort, pending SMB approval.  With this financing, our scientific and clinical research teams are now assured that we can move forward with our plans for additional FDA clinical trial submissions. We anticipate that the first of these will be an Investigational New Drug (IND) submission for a multi-site Phase I clinical trial for chronic spinal cord injury. Internationally, our cell therapy work is focused on starting operations in China; supporting our Korean partner, Cheil Jedang Corporation,  as it moves to launch its first Asian markets clinical trial; and continued work on the Huntington’s disease project with our collaborators at Albert-Ludwigs-University in Freiburg, Germany.

On the pharmaceutical front, our scientists will be completing the pre-clinical work to submit INDs to the FDA for Phase I clinical trials for our first-in-class neurogenic small molecule drug.”

Dr. Johe also noted, “We are continuing to pursue other indications in cell therapy. These include Alzheimer’s disease and glioblastoma. We are also working on pre-clinical pharmaceutical programs with our small-molecule drug compounds for Alzheimer’s disease and major depression.  By this time next year, we believe that our transition from the laboratory to the clinic should be well advanced, with multiple cell therapy trials and a pharmaceutical/small molecule drug clinical trial underway.”

Mr. Garr concluded, “It is very encouraging for our management team and our clinical research partners to see the capital markets reward their continued achievement of milestones and scientific advancement with solid financial support.”

Noble Financial Capital Markets acted as the sole placement agent for the offering and National Securities participated as a financial advisor in the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC's website at www.sec.gov or from Noble Financial Capital Markets, 6501 Congress Avenue, Boca Raton, FL 33487.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington’s disease.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system  conditions. The company plans to initiate clinical trials to treat Alzheimer’s disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, post traumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in it’s quarterly report on Form 10-Q for the period ended March  31, 2010.

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